Exhibit 99.1
Dana Holding Corporation to Draw from Secured Revolving Credit Facility to Maintain Financial Flexibility, Strengthen Liquidity Position
TOLEDO, Ohio — Oct. 2, 2008 — Dana Holding Corporation (NYSE: DAN) announced today that it has drawn $200 million in principal amount under its existing $650 million secured revolving credit facility to solidify its liquidity during the current uncertainty in the financial markets.
“Drawing down these funds is a prudent liquidity measure,” said Dana Executive Vice President and Chief Financial Officer James A. Yost. “Ensuring access to our liquidity to the fullest extent possible at a time of ambiguity in the capital markets is in the best interest of our customers, suppliers, shareholders, and employees.”
Yost added that drawing the revolver provides additional strength to the company’s cash position. Prior to the draw, Dana had more than $1 billion on hand. The additional liquidity will be available to support seasonal working capital needs and for other ordinary business needs.
The $650 million secured revolving credit facility was established in January 2008 with a consortium of banks and provides liquidity that Dana can draw on from time to time in order to fund working capital and other needs. Following this draw, Dana has access to additional borrowing capacity from the revolving credit facility as well as its international credit facilities.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce more than 70 million vehicles annually. Based in Toledo, Ohio, the company’s operations employ approximately 32,000 people in 26 countries and reported 2007 sales of $8.7 billion. For more information, please visit: www.dana.com.
Media Contact
Chuck Hartlage: (419) 535-4728
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